LETTER AGREEMENT

Henderson Global Funds
737 N. Michigan, Suite 1950
Chicago, Illinois  60611

         This Agreement is made as of this 30th day of November 2006 between HENDERSON GLOBAL FUNDS, a Delaware statutory trust (the "Trust") and HENDERSON GLOBAL INVESTORS (NORTH AMERICA) INC., a Delaware corporation (the "Adviser").

         WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement dated August 31, 2001, as amended by letter agreements dated September 24, 2003, April 30, 2004, August 1, 2005, January 31, 2006 and August 1, 2006, under which the Trust has agreed to retain the Adviser to render investment advisory and management services to the Henderson European Focus Fund, Henderson Global Technology Fund, Henderson Worldwide Income Fund, Henderson International Opportunities Fund, Henderson U.S. Core Growth Fund and Henderson Japan-Asia Focus Fund (the "Existing Portfolios"), and the Adviser has agreed to render such services to the Existing Portfolios, together with any other Trust portfolios that may be established later (collectively, the "Portfolios" and individually a "Portfolio");

         WHEREAS, pursuant to Paragraph 2 of the Advisory Agreement, the Trust hereby notifies the Adviser of its desire to retain the Adviser to render investment advisory and management services to two additional portfolios to be known as the Henderson Global Equity Income Fund and the Henderson Global Opportunities Fund (collectively, the "New Portfolios" and individually a "New Portfolio"); and

         WHEREAS, by signing this Agreement below, the Adviser agrees to render such services, whereupon the New Portfolios shall become Portfolios under the Advisory Agreement.

         NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Trust and the Adviser agree as follows:

1. The Trust hereby appoints the Adviser as investment adviser and manager for the New Portfolios under the Advisory Agreement and the Adviser hereby accepts such appointment and agrees to perform the services and duties set forth in the Advisory Agreement on the terms set forth therein, except as otherwise provided in this Agreement.

2. This Agreement shall become effective as of the date first above written and, unless sooner terminated as provided in Paragraph 7 of the Advisory Agreement, shall continue until August 30, 2008. Thereafter, this Agreement will be extended with respect to the New Portfolios for successive one-year periods ending on August 30 of each year, subject to the provisions of Paragraph 7 of the Advisory Agreement.

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3.       For the services provided and the expenses assumed under this
         Agreement, the Trust shall pay the Adviser a fee for each New Portfolio, computed daily and payable monthly, at an annual rate equal to:

         Henderson Global Equity Income Fund:
         0.90% on the first $500 million of daily net assets; 0.80% on the next $500 million of daily net assets; 0.70% on the next $500 million of daily net assets;
         and 0.60% on average daily net assets over $1.5 billion

         Henderson Global Opportunities Fund:
         1.10% on the first $1 billion of daily net assets;
         0.95% on the next $1 billion of daily net assets; and 0.85% on average daily net assets over $2 billion

4. All the other terms and conditions of the Advisory Agreement shall remain in full effect.

5. This Agreement is hereby incorporated by reference into the Advisory Agreement and is made a part thereof. In case of a conflict between this Agreement and the Advisory Agreement, the terms of the Advisory Agreement are controlling.

         IN WITNESS WHEREOF, the Trust and the Adviser have cause this Agreement to be executed as of the day and year first above written.

                                                HENDERSON GLOBAL FUNDS



                                                By:  /s/ Karen Buiter
                                                     ------------------
                                                     Name: Karen Buiter
                                                     Title: Treasurer
 ATTEST: /s/ Chris Yarbrough
         -------------------
         Name: Chris Yarbrough
         Title: Secretary
                                                HENDERSON GLOBAL INVESTORS
                                                (NORTH AMERICA) INC.

                                                By:  /s/ Chris Yarbrough
                                                     -------------------
                                                     Name:  Chris Yarbrough
                                                     Title:  Corporate Secretary
 ATTEST: /s/ Karen Buiter
         ----------------
         Name:
         Title:

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